Exhibit 99.1

NEWS RELEASE

Investor	James M. Griffith	News Media	Blair C. Jackson
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(479) 201-5514		(479) 201-5263
Beverly Enterprises Announces Fulfillment of
Merger Financing Commitments;
Enters Into Amended Merger Agreement At $12.50 Per Share
FORT SMITH, Ark., November 21, 2005 — Beverly Enterprises, Inc. (“BEI”) (NYSE: BEV) today announced that the financing commitments related to its previously reported merger process have been fulfilled, including receipt of a $350 million equity commitment and a $50 million letter of credit. The company has entered into an amended merger agreement at a revised all-cash price of $12.50 per share. Under the amended agreement, Fillmore Strategic Investors, LLC, an affiliate of Fillmore Capital Partners — a private equity firm focused on investments principally in the lodging and healthcare sectors — will replace North American Senior Care (NASC) and its affiliates as the acquiring entity. NASC is no longer a party to the merger agreement.
The amended agreement, which has been unanimously approved by the BEI Board of Directors, provides for a total transaction value in excess of $1.8 billion. Also under the terms of this agreement, and consistent with the BEI Board’s commitment to maximize value for shareholders, the company has the right to actively solicit superior merger proposals from other parties for a period ending December 12, 2005. During this time period, the company would not be required to pay a break-up fee to Fillmore.
In the course of Fillmore’s becoming the lead investor in the merger, there were additional negotiations on terms and conditions that resulted in the revised price. These terms and conditions include BEI’s receiving the right to consider additional bids from other parties, as well as the posting by Fillmore of the additional $50 million letter of credit, thereby increasing the initial good faith deposit paid to BEI to a total of $60 million.

In addition, Fillmore has provided a commitment for $350 million in equity financing for the transaction. The previous debt commitments totaling $1.875 billion remain in place.
About Fillmore Capital Partners
Fillmore Capital Partners, LLC (“FCP”) is a private equity firm serving institutional investors and high net worth individuals with structured investments principally in the lodging and healthcare sectors.
Since forming FCP, the company has originated a subordinated debt portfolio approaching $1 billion in outstanding loans and will exceed $1 billion in new investment originations in 2005. Most notable large transactions in 2005 include: the corporate financing of Wyndham International Inc., a $150 million subordinated CMBS debt investment; and Healthcare I, a $100 million subordinated CMBS debt investment.
IMPORTANT INFORMATION
In connection with the merger with Pearl Senior Care, Inc., an acquisition vehicle for FCP, Beverly Enterprises, Inc. (“BEI”) will file a proxy statement and other materials with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. BEI and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to any proposed transaction. Information regarding such individuals is included in the Company’s proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed transaction when it becomes available. You may obtain BEI’s proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, when it becomes available, any amendments and supplements to the proxy statement and other relevant documents by writing to BEI at 1000 Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings.”

FORWARD LOOKING STATEMENTS
The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In particular, statements regarding the consummation of the merger with Pearl Senior Care, Inc. are subject to risks that the conditions to the transaction will not be satisfied, including the risk that regulatory approvals will not be obtained.
In addition, our results of operations, financial condition and cash flows may be adversely impacted by the auction process and the announcement of the proposed transaction with Pearl Senior Care, which may impact our ability to attract and retain customers, management and employees. We have incurred and will continue to incur significant advisory fees and other expenses relating to the auction process and the proposed transaction. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.
BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
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